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                                                                    Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the use in the prospectus constituting part of this registration statement on Form S-4 of Favorite Brands International, Inc. of our reports dated August 21, 1998, except as to Note 17 which is as of February 3, 1999, and April 22, 1998 relating to the consolidated financial statements of Favorite Brands International, Inc. and to the financial statements of Farley Candy Company, respectively, which appear in such prospectus. We also consent to the application of our report dated August 21, 1998, except as to
Note 17 which is as of February 3, 1999, relating to the consolidated financial statements of Favorite Brands International, Inc. to the financial statement schedule included as Schedule I to this registration statement when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included this schedule. We also consent to the references to us under the headings "Experts" and "Selected Consolidated Historical Financial Data" in such prospectus. However, it should be noted that PricewaterhouseCoopers LLP has not prepared or certified such "Selected Consolidated Historical Financial Data."

                                          /s/ PricewaterhouseCoopers LLP

Chicago, Illinois

February 3, 1999